FOR IMMEDIATE RELEASE	Contact:	Rachel G. Bitner
	Phone:	717-733-4181

ENB Financial Corp Reports First Quarter 2022 Results

(April 18, 2022) -- Ephrata, PA – ENB Financial Corp (OTCQX: ENBP), the bank holding company for Ephrata National Bank, reports net income for the first quarter of 2022 of $3,191,000, a $1,313,000, or 29.2% decrease, from the $4,504,000 earned during the first quarter of 2021. Basic and diluted earnings per share for the first quarter of 2022 were $0.57 compared to $0.81 for the same period in 2021.

The Corporation’s earnings were positively impacted by several factors through the first quarter including higher net interest income and a lower provision for loan losses. These positive trends were offset by lower operating income and higher operating expenses as detailed in the paragraphs that follow.

The Corporation’s net interest income (NII) increased by $1,042,000, or 10.8%, for the three months ended March 31, 2022, compared to the same period in 2021. The increase in NII primarily resulted from an increase in interest income on loans of $430,000, or 5.1%, and an increase in interest income on securities of $427,000, or 21.0%, for the three months ended March 31, 2022, compared to the same period in 2021. In addition, interest expense on deposits and borrowings decreased by $168,000, or 19.7%, for the three months ended March 31, 2022, compared to the same period in the prior year.

The Corporation recorded a provision for loan losses of $100,000 in the first quarter of 2022, compared to a provision of $375,000 for the first quarter of 2021. The allowance as a percentage of total loans was 1.37% as of March 31, 2022, and 1.51% as of March 31, 2021.

Other income decreased by $1,642,000, or 30.9%, for the first quarter of 2022 compared to the prior year. This was primarily due to a decrease in gains on the sale of mortgages of $1,195,000, or 61.9%, for the three months ended March 31, 2022, compared to the same period in the prior year. Mortgage production was stable in 2022 compared to 2021, but the rapid market rate increases have affected the margin the Corporation is able to obtain on the sale of mortgages.

Total operating expenses increased by $1,421,000, or 15.5%, for the three months ended March 31, 2022, compared to the same period in 2021. Salary and benefit expenses, which make up the largest portion of operating expenses, increased by $813,000, or 14.3%, compared to the first quarter of 2021, due to higher salary and benefit costs and fewer deferred costs on loan originations which are recorded as a contra-salary expense. Additionally, a bank-wide incentive plan was implemented during the first quarter of 2022, resulting in accrual costs based on progress toward performance metrics. Other operating expenses outside of salaries and benefits increased due to increased outside services, marketing expenses, and higher shares tax expenses.

ENB FINANCIAL CORP

The Corporation’s annualized return on average assets (ROA) and return on average stockholders’ equity (ROE) for the first quarter of 2022 decreased to 0.76% and 9.82%, respectively, from 1.24% and 14.03% for the first quarter of 2021.

As of March 31, 2022, the Corporation had total assets of $1.71 billion, up 11.3%; total loans of $950.6 million, up 12.9%; total deposits of $1.52 billion, up 14.5%; and total stockholders’ equity of $116.0 million, down 9.9%, from balances at March 31, 2021. The Corporation’s earnings, net of dividends paid, positively impacted the level of stockholders’ equity, while a devaluation of the investment portfolio, resulting in a higher level of unrealized losses, had a negative impact. The changes in investment gains and losses impact capital on an ongoing basis and were adversely impacted by the dramatic increase in market interest rates during the first quarter of 2022.

ENB Financial Corp, headquartered in Ephrata, PA, is the bank holding company for its wholly-owned subsidiary Ephrata National Bank. Ephrata National Bank operates from thirteen full-service locations in Lancaster County, southeastern Lebanon County, and southern Berks County, Pennsylvania, with the headquarters located at 31 E. Main Street, Ephrata, PA. Ephrata National Bank has been serving the community since 1881. For more information about ENB Financial Corp, visit the Corporation’s web site at www.enbfc.com.

Notice Regarding Forward Looking Statements

This news release may constitute forward-looking statements for purposes of the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended, and as such may involve known and unknown risk, uncertainties and other factors which may cause the actual results of ENB Financial Corp to be materially different from future results expressed or implied by such forward-looking statements. These forward-looking statements can be identified by use of terminology such as “expect”, “plan”, “anticipate”, “believe”, “estimate”, and similar words that are intended to identify such forward-looking statements. These forward-looking statements are based on management’s current expectations, assumptions, estimates, and projections about the Corporation, the financial services industry, and the economy. The Private Securities Reform Act of 1995 provides safe harbor in the event the projected future operations are not met. There are a number of future factors such as changes in fiscal or monetary policy, or changes in the economic climate that will influence the Corporation’s future operations. These factors are difficult to predict with regard to how likely and to what degree or significance that they would occur. Actual results may differ materially from what may have been forecasted in the forward-looking statements. We are not obligated to publicly update any forward-looking statements to reflect the effects of subsequent events.

ENB FINANCIAL CORP

SUMMARY CONSOLIDATED FINANCIAL INFORMATION (Unaudited)

(in thousands, except per share and percentage data)

	March 31,		%
Balance Sheet	2022	2021	Change

Securities	$598,487	$538,817	11.1%
Total loans	950,571	841,934	12.9%
Allowance for loan losses	12,979	12,690	2.3%
Total assets	1,705,148	1,531,889	11.3%
Deposits	1,517,957	1,325,387	14.5%
Total borrowings	63,906	72,412	-11.7%
Stockholders' equity	116,039	128,821	-9.9%

	Three Months Ended
Income Statement	March 31,
	2022	2021

Net interest income	$10,721	$9,679
Provision for loan losses	100	375
Noninterest income	3,676	5,318
Noninterest expense	10,608	9,187
Income before taxes	3,689	5,435
Provision for income taxes	498	931
Net Income	3,191	4,504

Per Share Data
Earnings per share	0.57	0.81
Dividends per share	0.17	0.16

Earnings Ratios
Returning on average assets (ROA)	0.76%	1.24%
Return on average stockholders equity (ROE)	9.82%	14.03%
Net Interest margin	2.73%	2.86%
Efficency ratio	72.82%	61.54%

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